SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 28, 2004

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5.	Other Events and Regulation FD Disclosure

A.	Pacific Gas and Electric Company’s 2003 General Rate Case

On May 27, 2004, the California Public Utilities Commission (CPUC) voted 5 to 0 to approve a decision in Pacific Gas and Electric Company’s (Utility) 2003 general rate case (GRC) that determines the amount of authorized base revenues the Utility can collect from customers to recover its basic business and operational costs for electricity and natural gas distribution operations and for electricity generation operations for 2003 and succeeding years.  The decision approves the July 2003 and September 2003 settlement agreements reached among the Utility and various consumer groups, including the terms of the settlement agreements that provide for an attrition adjustment in 2004, 2005 and 2006 based on changes in the Consumer Price Index (CPI), subject to a minimum and maximum attrition adjustment amount in each year.  The decision is retroactive to January 1, 2003.

In accordance with the settlement agreements, the Utility’s total 2003 revenue requirements are approximately:

$2.5 billion for electric distribution operations, representing a $236 million increase over the last authorized amount;
$927 million for natural gas distribution operations, representing a $52 million increase over the last authorized amount; and
$912 million for electricity generation operations, representing a $38 million increase over the last authorized amount.

The minimum attrition adjustments for electricity and natural gas distribution revenue requirements for 2004, 2005 and 2006 are 2.00 percent, 2.25 percent and 3.00 percent, respectively.  The minimum attrition adjustments for electricity generation revenue requirements for 2004, 2005 and 2006 are 1.50 percent, 1.50 percent and 2.50 percent, respectively.  The maximum attrition adjustments for electricity and natural gas distribution revenue requirements for 2004, 2005 and 2006 are 3.00 percent, 3.25 percent and 4.00 percent, respectively.  The maximum attrition adjustments for electricity generation revenue requirements for 2004, 2005 and 2006 are 3.00 percent, 3.00 percent and 4.00 percent, respectively.  In addition, if the Utility forecasts a second refueling outage at the Diablo Canyon nuclear power plant in any one year the generation revenue requirement will be increased to reflect a fixed revenue requirement of $32 million per refueling outage, adjusted for changes in the CPI.  The aggregate attrition adjustment for 2004 is approximately $82 million (excluding the $32 million allowance for a second refueling outage in 2004) based on the minimum attrition adjustments.

The approximate $799 million annual electric rate reduction that went into effect on March 1, 2004, pursuant to the rate design settlement agreement reached in February 2004, already reflects the revenue requirement changes resulting from the CPUC’s final GRC decision.  As previously disclosed, the Utility expects to record regulatory assets and liabilities as of June 30, 2004, associated with the revenue requirement increases (including attrition), recovery of unfunded taxes, depreciation, and decommissioning.  As a result, the Utility expects that there will be a positive net impact related to the above of approximately $400 million on the Utility’s pre-tax earnings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
CHRISTOPHER P. JOHNS

Christopher P. Johns Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
LINDA Y.H. CHENG

Linda Y.H. Cheng Corporate Secretary

Dated: May 28, 2004